CHANGE OF INDEPENENT REGISTERED PUBLIC ACCOUNTING
FIRM

The Funds have selected Cohen Fund Audit Services
(Cohen) to serve as the Funds independent registered public accounting firm for the Funds fiscal year ended April 30, 2016. The decision to select Cohen was recommended by the Funds Audit Committee on XXX and was approved by the Funds Board of Trustees on
XXX. During the Funds fiscal years ended April 30,
2014 and April 30, 2015, neither the Funds, nor anyone on their behalf, consulted with Cohen on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph
(a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph
(a)(1)(iv) of said Item 304). The selection of Cohen does not reflect any disagreements with or dissatisfaction by the Funds or the Funds Board of Trustees with the performance of the Funds prior independent registered public accounting firm,
PricewaterhouseCoopers LLP (PwC). The decision not to renew the engagement of PwC, effective upon its completion of its audit for the fiscal year ended
April 30, 2015, and to select Cohen was recommended by the Funds Audit Committee and approved by the Funds Board of Trustees. PwCs report on the Funds financial statements for the fiscal year ended April
30, 2015 contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the Funds fiscal year ended April
30, 2015 (i) there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Funds financial statements for such years; and (ii) there were no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K.